Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172554
333-172554-01

NOTES | DEPOSITS | CERTIFICATES

Market-Linked Notes Based Upon

a Basket of Commodities

Citigroup Funding Inc.

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Medium-Term Notes, Series D

Due June 22, 2016

Pricing Supplement

(Related to the Prospectus Supplement, Dated May 12, 2011 and Prospectus, Dated May 12, 2011)

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

June 22, 2011

PRICING SUPPLEMENT NO. 2011-MTNDG0058 DATED JUNE 22, 2011

(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

2,000 Market-Linked Notes Based Upon a Basket of Commodities

Due June 22, 2016

$1,000 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•

The notes will mature on June 22, 2016. Subject to the credit risk of Citigroup Inc., at maturity you will receive for each note you hold an amount in cash equal to $1,000 per note plus the interest payable on the Maturity Date.

•

Interest on the notes will be paid annually and equal the sum of (i) the product of (a) $1,000 and (b) a fixed rate of 1.00% per annum and (ii) the product of (x) $1,000 and (y) the applicable contingent interest rate, which may be zero, will not be less than zero and will not be greater than 9.25% per annum. Interest will be payable on June 26, 2012, June 25, 2013, June 24, 2014, June 23, 2015 and the maturity date.

•

The contingent interest rate will be based upon the performance of an equally weighted basket of the following physical commodities, including the first nearby futures contracts relating to such, as applicable, and a commodity index: Copper, Silver, Platinum, Palladium, Soybeans, Sugar, Wheat, Cocoa, Coffee and the S&P GSCI Livestock Index Excess Return, each of which we refer to as a basket component, as of the fifth business day before each interest payment date, each of which we refer to as a valuation date.

•

If the contingent interest rate on each annual valuation date is zero, your return on the notes will be 1.00% per annum, or $10 per year, per note. Additionally, because the contingent interest rate is limited to 9.25% per annum, your maximum return on the notes will be limited to 10.25% per annum, or $102.50 per year, per note.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1,000.00	$2,000,000.00
Underwriting Discount	$10.00	$20,000.00
Proceeds to Citigroup Funding Inc.	$990.00	$1,980,000.00

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $10 for each $1,000 note sold in this offering. Selected dealers affiliated with Citigroup Global Markets and their financial advisors will collectively receive from the underwriter a fixed selling concession of $10 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $10 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on or about June 27, 2011.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The Market-Linked Notes Based Upon a Basket of Commodities due June 22, 2016, which we refer to as the notes, are securities offered by Citigroup Funding Inc. that combine characteristics of debt and commodities investments and have a maturity of approximately five years. Subject to the credit risk of Citigroup Inc., at maturity you will receive for each note you hold an amount in cash that is equal to $1,000 per note plus the interest payable on the maturity date.

The notes pay interest annually per note in an amount equal to the sum of (a) $10, based on a fixed rate of 1.00% per annum, and (b) a contingent interest amount, if any, which could be zero, will not be less than zero and will not be greater than $92.50. The contingent interest amount will be based on the contingent interest rate which will be based on the performance of each of the following nine physical commodities, including the related first nearby futures contracts, as applicable, and one commodity index, included in an equally weighted basket, which we refer to as the underlying basket, of: (i) Copper, (ii) Silver, (iii) Platinum, (iv) Palladium, (v) Soybeans, (vi) Sugar, (vii) Wheat, (viii) Cocoa, (ix) Coffee and (x) the S&P GSCI Livestock Excess Return Index. We refer to each of (i) through (x) as a basket component and, collectively, the basket components. The annual interest paid per note may be limited to $10 and will not be greater than $102.50.

The notes mature on June 22, 2016 and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes, including the principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. All payments on the notes are subject to the credit risk of Citigroup Inc.

Each note represents a principal amount of $1,000. You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Account holders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Will I Receive at Maturity of the Notes?

The notes will mature on June 22, 2016. Subject to the credit risk of Citigroup Inc., you will receive at maturity, for each $1,000 principal amount of notes you hold, an amount in cash equal to $1,000 plus the interest payable on the maturity date.

Will I Receive Periodic Interest on the Notes?

Yes. Interest payable on the notes will equal the sum of (i) the product of (a) $1,000 and (b) a fixed rate of 1.00% per annum and (ii) the product of (x) $1,000 and (y) the applicable contingent interest rate which may be zero, will not be less than zero and will not be greater than 9.25% per annum. The interest will be payable annually on June 26, 2012, June 25, 2013, June 24, 2014, June 23, 2015 and the maturity date. If an interest payment date falls on a day that is not a business day, the interest payment to be made on that interest payment date will be made on the next succeeding business day, an no additional interest will accrue as a result of such delayed payment.

How Will the Contingent Interest Be Calculated?

The contingent interest amount payable on each interest payment date will be equal to the greater of (i) zero and (ii) the product of (a) $1,000 and (b) the contingent interest rate applicable to such interest payment date.

The applicable contingent interest rate will be determined on the valuation date immediately preceding such interest payment date and will be equal to the sum of the weighted component returns of each basket component. The weighted component return for each basket component will be equal to the product of (a) the component return for such basket component and (b) 10%.

The component return for each basket component, as determined on each valuation date, will be equal to (i) 9.25%, if the component rate is greater than or equal to zero, or (ii) the greater of (a) the component rate and (b) negative 20%, if the component rate is less than zero.

The component rate for each basket component will equal the percentage change in the closing level of the basket component from the pricing date to the relevant valuation date, expressed as the following fraction:

Current Component Level – Initial Component Level

Initial Component Level

The initial copper level equals the closing level of copper on the pricing date, which was $9,007.00. The initial silver level equals the closing level of silver of the pricing date, which was ¢3,591.00. The initial platinum level equals the closing level of platinum on the pricing date, which was $1,749.00. The initial palladium level equals the closing level of palladium on the pricing date, which was $767.50. The initial soybeans level equals the closing level of soybeans on the pricing date, which was ¢1,330.25. The initial sugar level equals the closing level of sugar on the pricing date, which was ¢27.23. The initial wheat level equals the closing level of wheat on the pricing date, which was ¢638.25. The initial cocoa level equals the closing level of cocoa on the pricing date, which was $3,040.00. The initial coffee level equals the closing level of coffee on the pricing date, which was ¢246.20. The initial level of the S&P GSCI Livestock Index Excess Return equals the closing level of the S&P GSCI Livestock Index Excess Return on the pricing date, which was $218.22.

The current component level of each basket component will equal the closing level of such basket component on each relevant valuation date.

The closing level of each basket component on any date of determination will be:

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For Copper, the settlement price per ton of Cash Copper Grade A on the LME (as defined below) deliverable in two days, stated in U.S. dollars as determined by the LME and displayed on Reuters Screen page “SETTMCU01” or Bloomberg Screen page “LOCADY <CMDTY>” on that day;

•

For Silver, the afternoon silver fixing price per troy ounce of silver for delivery in London through a member of the LBMA (as defined below) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on Reuters Screen page “SIFO” or Bloomberg Screen page “SLVRLN <INDEX>” on that day;

•

For Platinum, the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the LPPM (as defined below) authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LLPM and displayed on Reuters Screen page “STBL” or Bloomberg Screen page “PLTMLNPM <INDEX>” on that day;

•

For Palladium, the afternoon fixing price per troy ounce gross of Palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. Dollars as made public by the LPPM and displayed on Bloomberg Page “PLDMLNPM <INDEX>” and Reuters Screen page “STBL” on that Pricing Date;

•

For Soybeans, the settlement price per bushel of deliverable grade soybeans on the CBOT (as defined below) of the First Nearby Futures Contract (as defined below) stated in U.S. cents, as made public by the CBOT and displayed on Reuters Screen page “Sc1” or Bloomberg Screen page “S 1 <CMDTY> CT” on that day; provided that the day is two Commodity Business Days (as defined below) prior to both the First Notice Day (as defined below) and the First Delivery Day (as defined below). After any of these dates, settlement price of the Second Nearby Futures Contract (as defined below) is referenced as displayed on Reuters Screen page “Sc2” or Bloomberg Screen page S 2 <CMDTY>;

•

For Sugar, the Settlement price per pound of deliverable grade cane sugar on the ICE (as defined below) of the First Nearby Futures Contract, stated in U.S. cents, as made public by the ICE and displayed on Bloomberg Page “SB1 <CMDTY> CT” and Reuters Screen page “0#SB:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For Wheat, the settlement price per bushel of deliverable grade wheat on the CBOT of the First Nearby Futures Contract stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “W 1 <CMDTY> CT” and Reuters Screen page “0#/W:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For Cocoa, the settlement price per metric ton of deliverable grade cocoa beans on the NYBOT of the First Nearby Futures Contract, stated in U.S. Dollars, as made public by the NYBOT and displayed on Bloomberg Page “CC1 <CMDTY> CT” and Reuters Screen page “0#CC:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For Coffee, the settlement price per pound of deliverable grade washed arabica coffee on the NYBOT of the First Nearby Futures Contract, stated in U.S. cents, as made public by the NYBOT and displayed on Bloomberg Page “KC1 <CMDTY> CT” and Reuters Screen page “0#KC:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For the S&P GSCI Livestock Excess Return Index, the closing value of the S&P GSCI Livestock Excess Return Index stated in U.S. dollars, published by Standard and Poor’s, a division of the McGraw Hill Companies or its successor and displayed on Reuters Screen page “SPGSLVP” and Bloomberg Screen page “SPGCLVP <INDEX>” on that day.

For purposes of Soybeans, Sugar, Wheat, Cocoa and Coffee above:

•

Commodity Business Day: Any day that the relevant exchange is open for the underlying contract and that is not restricted by being locked limit up or limit down. In the case of a basket where multiple exchanges are referenced, all exchanges that are either closed or under limited trading will reference the next business day (Modified Following Convention).

•

First Notice Day for a futures contract: The first day on which a notice of intent to deliver an underlying physical commodity in fulfillment of the relevant futures contract can be made as defined by the relevant exchange (CBOT or ICE, as the case may be).

•

First Delivery Day for a futures contract: The first day on which a notice of intent to deliver an underlying physical commodity in fulfillment of the relevant futures contract can be made as defined by the relevant exchange (CBOT or ICE, as the case may be).

The pricing date is June 22, 2011, the date on which the notes were initially priced for sale to the public.

The valuation dates are June 19, 2012; June 18, 2013; June 17, 2014; June 16, 2015; and June 15, 2016.

The interest payment dates are June 26, 2012; June 25, 2013; June 24, 2014; June 23, 2015; and the maturity date.

Where Can I Find Examples of Hypothetical Interest Payments?

For a table setting forth hypothetical interest payments, see “Description of the Notes — Hypothetical Interest Payments” in this pricing supplement.

What Are the First Nearby Wheat Futures Contract and the First Nearby Soybeans Futures Contract?

Unless otherwise stated, all information on the settlement price of the first nearby wheat futures contract and the first nearby soybeans futures contract in this pricing supplement is derived from the Chicago Board of Trade (the “CBOT”) or other publicly available sources. A first nearby wheat futures contract or a first nearby soybeans futures contract is an exchange-traded futures contract traded on the CBOT. It provides for the future purchase and sale of a specified type and quantity of a commodity — in this case, wheat or soybeans, as applicable, at an agreed upon price (the “settlement price”). The futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller. A “first nearby” contract is the contract next scheduled for settlement. For example, as of June 2011 the first nearby wheat contract is a contract for delivery of wheat in July 2011. In some particular instances we will make reference to the second nearby futures contract. For more specific information about the second nearby future contract please see “The Basket Components — Description of the First Nearby Wheat and First Nearby Soybean Futures Contracts” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any ownership or other interest in the first nearby soybeans futures contracts or first nearby wheat futures contracts.

What Are the First Nearby Cocoa Futures Contract, First Nearby Coffee Futures Contract and the First Nearby Sugar Futures Contract?

Unless otherwise stated, all information on the settlement price of the first nearby cocoa futures contract, first nearby coffee contract and first nearby sugar futures contract in this pricing supplement is derived from the IntercontinentalExchange, Inc. (“ICE”) or other publicly available sources. A first nearby cocoa futures contract, first nearby coffee futures contract or first nearby sugar futures contract is an exchange-traded futures contract traded on the ICE. It provides for the future purchase and sale of a specified type and quantity of a commodity — in this case, cocoa, coffee or sugar, as applicable, at an agreed upon price (the “settlement price”). The futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller. A “first nearby” contract is the contract next scheduled for settlement. For example, as of June 2011 the first nearby sugar contract is a contract for delivery of sugar in July 2011. In some particular instances we will make reference to the second nearby futures contract. For more specific information about the second nearby future contract please see “The Basket Components — Description of the First Nearby Cocoa, First Nearby Coffee and First Nearby Sugar Futures Contracts” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any ownership or other interest in the first nearby cocoa futures contracts, first nearby coffee contracts or first nearby sugar futures contracts.

What Is the London PM Fix of Silver Price?

Unless otherwise stated, all information on the London PM Fix of silver price provided in this pricing supplement is derived from the London Bullion Market Association (the “LBMA”) or other publicly available sources. The London Fix of silver price is set by three market-making members of the LBMA during the daily sessions of silver price fix which start at 12:00 noon, London, England time. The LBMA is the London-based trade association that represents the wholesale over-the-counter market for silver in London. The LBMA is currently comprised of sixty members, of which nine are market-making members, plus a number of associate members around the world.

Please note that an investment in the notes does not entitle you to any ownership or other interest in silver.

What Are the London PM Fix of Palladium and the London PM Fix of Platinum Prices?

Unless otherwise stated, all information on the London PM Fix of palladium price and the London PM Fix of platinum price provided in this pricing supplement is derived from the London Platinum and Palladium Market (the “LPPM”) or other publicly available sources. The London PM Fix of palladium price and the London PM Fix of platinum price is set by the fixing members of the LPPM during the afternoon session of the twice daily palladium price fix and twice daily platinum price fix, each of which starts at 2:00 p.m. London, England time. During each session, orders are placed either with one of the fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their individual net interest at the fixing. The fix begins with the fixing chairman suggesting a “trying price,” reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw its order. The palladium price and the platinum price, as applicable, is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media.

Please note that an investment in the notes does not entitle you to any ownership or other interest in palladium or platinum.

What is the Cash Settlement Price for Copper?

Unless otherwise stated, all information on the cash settlement prices of copper provided in this pricing supplement is derived from the London Metal Exchange Ltd. (“LME”) or other publicly available sources. The LME provides a transparent forum for the trading of futures contracts for non-ferrous metals and plastics. As a result of this trading, daily prices are “discovered” and published by the LME which the physical industry around the world uses as the basis of price negotiations for the physical sale or purchase of metals or plastics. The cash settlement price for copper is set daily during the second “ring” or round of trading at the LME, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. At present, there are 12 “ring dealers.” The cash settlement price is the last cash offer price quoted for the relevant metal at the end of the five-minute ring relating to that metal in the second ring session of the day.

Please note that an investment in the notes does not entitle you to any ownership or other interest in copper.

What Is the S&P GSCI Livestock Excess Return Index and What Does It Measure?

Unless otherwise stated, all information on the S&P GSCI Livestock Excess Return Index provided in this pricing supplement is derived from Standard & Poor’s, Inc., which we refer to as S&P, or other publicly available sources. The S&P GSCI Livestock Excess Return Index is a sub-index of the S&P GSCI™, a world production weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy, which is calculated, maintained and published daily by S&P. The S&P GSCI Livestock Excess Return Index is designed as a benchmark for investment in the livestock commodity markets and as a measure of livestock commodity market performance over time and is calculated primarily on a world-production weighted basis.

For further information on the S&P GSCI Livestock Excess Return Index, including its makeup, method of calculation and changes in the components, see “The Basket Components—Description of the S&P GSCI Livestock Excess Return Index” below.

Please note that an investment in the notes does not entitle you to any ownership or other interest in respect of the future contracts or commodities underlying the S&P GSCI Livestock Excess Return Index.

How Have the Basket Components Performed Historically?

We have provided tables showing the high, low and period-end closing levels of each basket component for each quarterly period from January 3, 2006 to the last trading day of each basket component on or prior to June 22, 2011. You can find the tables in the section “The Basket Components” below. We have provided this historical information to help you evaluate the behavior of the basket components in recent years. However, past performance is not indicative of how the basket components will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes — The Historical Performance of the Basket Components Is Not an Indication of the Future Performance of the Basket Components” below.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Amounts received as interest on the Notes will be taxable as ordinary interest income at the time that such payments are accrued or are received (in accordance with the holder’s method of tax accounting, and for accrual method taxpayers, interest will accrue based on the expected value of such payments and will be subject to adjustments). Upon the sale or other taxable disposition of a Note, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on such disposition and such holder’s tax basis in such Note. Such gain or loss generally will be long-term capital gain or loss if the holder has held the Note for more than one year at the time of disposition.

You should refer to the section “Certain United States Federal Income Tax Considerations” below for more information.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding and Citigroup Inc.’s Affiliates, Citigroup Global Markets Inc.?

Citigroup Funding’s and Citigroup Inc.’s affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest.” However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Citigroup Global Markets will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes. You should refer to “Risk Factors Relating to the Notes — The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

Citigroup Funding expects to hedge its obligations under the notes through it or one or more of its affiliates. This hedging activity will likely involve trading in one or more of the basket components or in other instruments, such as options or swaps, based upon one or more of the relevant exchange rates or the basket components. This hedging activity could affect the value of the basket components and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in Citigroup Funding or its affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “ — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors Relating to the Notes — Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities, an investment in the notes entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in the value of the basket components and other events that are difficult to predict and beyond our control.

The Return on your Notes May Be Limited to the Fixed Interest Payable on the Notes

The notes bear interest at a per annum rate equal to the sum of the fixed rate and a contingent interest rate. The fixed interest rate payable on the notes will equal 1.00% per annum. If the contingent interest rate is equal to zero on any valuation date, the interest payment you receive on the relevant interest payment date will be equal to $10 only. In this case, your return on the notes will be limited to 1.00% per annum.

Possibility of Zero Contingent Interest on the Notes

The contingent interest rate will be based on the component returns for each basket component on the relevant valuation date and may be zero. If the sum of the weighted component returns is less than or equal to 0% as calculated on a valuation date, you will not receive any contingent interest amount on the corresponding interest payment date. Because of the possibility of a zero contingent interest rate and a fixed rate of 1.00% per annum, the notes may provide less opportunity for return than an investment in the basket components included in the underlying basket. For the same reason, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

The Return on Your Notes Will Be Limited

Because the annual fixed rate on the notes is 1.00% of $1,000 principal amount per note and because the contingent interest on the notes, if any, is limited to 9.25% of $1,000 principal amount per note, the annual return on the notes is limited to 10.25% of $1,000 principal amount per note. Thus, the notes may provide less opportunity for return than an investment in any of the basket components, any of the future contracts or commodities included in the S&P GSCI Livestock Excess Return Index or an investment in an instrument that is directly linked to the underlying basket but is not subject to any limit on the maximum return.

Negative Basket Component Returns May Offset Positive Basket Component Returns

The notes provide for the payment of the contingent interest on the interest payment dates during the term of the notes based on the sum of the weighted component returns for each basket component. If the closing level of one or more of the basket components decreases during the period from the pricing date to the applicable valuation date, resulting in negative component returns for such basket components, such negative component returns could offset entirely any positive component returns generated by increases in the closing level of one or more of the basket components during the same period. If any negative component returns of one or more basket components offset entirely or substantially mitigate any positive component returns of any other basket components, no contingent interest amount will be paid on the applicable interest payment date. You will receive no payments of contingent interest during the term of the notes if the contingent interest amount is zero for each interest payment date.

The Potential Maximum Decline Is Larger than the Potential Maximum Increase in the Performance of Each Basket Component

While your participation in the potential increase in the closing level of any basket component during the period from the pricing date to the relevant valuation date is limited to a maximum of 9.25% per basket component, you will be exposed to any decline in the closing level of any other basket component down to negative 20% during the same period. Therefore, because the potential maximum decline is larger than the potential maximum increase in respect to each basket component, the negative performance of one basket component may more than offset the positive performance of one or more of the other basket components. Consequently, it is possible that declines in one or a few of the basket components could offset any increases in one or more basket components and that no contingent interest amount will be paid on the applicable interest payment date. You will receive no payments of contingent interest during the term of the notes if the contingent interest amount is zero for each interest payment date.

Secondary Market Sales of the Notes May Result in a Loss of Principal

You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment in the notes.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The fixed rate payable on the notes is 1.00% and the contingent interest rate payable on the notes depends on the performance of the basket components as calculated on each valuation date. As a result, if the sum of the weighted component returns for each basket component as of each of the valuation dates plus 1.00% is less than 3.325%, the yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity. Furthermore, if the sum of the weighted component returns for each basket component on none of the valuation dates exceeds its value on the pricing date, the return on the notes will be limited to 1.00% per annum.

The Notes Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the Notes, and Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Historical Performance of the Basket Components Is Not an Indication of the Future Performance of the Basket Components

The historical performance of a basket of commodities , which is included in this pricing supplement, should not be taken as an indication of the future performance of that basket components during the term of the notes. Changes in the value of each basket component will affect the trading price of the notes, but it is impossible to predict whether the value of any of the basket components will rise or fall.

Suspension or Disruption of Futures Trading May Adversely Affect the Value of the Basket

The futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the cessation of trading in futures contracts, the participation of speculators and government and futures exchange regulation and intervention, any of which could reduce the value of the basket or basket index. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuations” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once a limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These distortions or disruptions may affect one or more basket components or the value of the S&P GSCI Livestock Excess Return Index.

You May Not Be Able To Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Notes Will Not Be Regulated by the Commodity Futures Trading Commission

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator. Because the notes are not interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

The Notes Are Linked to an Excess Return Commodity Index and not a Total Return Commodity Index

The notes are linked to the S&P GSCI Livestock Excess Return Index, which is an excess return commodity index and not a total return commodity index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the futures contracts composing such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. Thus, the return on the notes, if any, will not reflect a total return on the S&P GSCI Livestock Excess Return Index, which would include interest on cash collateral.

The Closing Levels of the Basket Components and the Value of the Notes May Be Affected By Currency Exchange Fluctuations

The closing levels for the basket components and the prices for futures contracts related to the S&P GSCI Livestock Excess Return Index (“designated contracts”), included in the S&P GSCI Livestock Excess Return Index are quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of the basket commodities and the commodities underlying the S&P GSCI Livestock Excess Return Index for foreign consumers, thereby reducing demand for those basket commodities and the commodities underlying the S&P GSCI Livestock Excess Return Index and affecting the their market prices. As a result, the closing levels of the basket commodities and an investment in the notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of, and demand for, the notes, the value of each of the basket commodities and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the basket components. A “time premium” or “discount” results from expectations concerning the value of the basket components during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more of the basket commodities or in other instruments, such as options or swaps, based upon one or more of the relevant exchange rates or the basket components. This hedging activity could affect the value of the basket components and therefore the market value of the notes. It is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Additionally, due to the inclusion of commissions and projected profit from hedging in the public offering price of the notes, the notes may trade at prices below their initial issue price.

Credit Ratings, Financial Condition and Results of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of the payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

Prices of the Basket Components are Highly Volatile

Silver, Platinum and Palladium. Prices of silver, platinum and palladium are highly volatile and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver and palladium are generally quoted), interest rates, silver, platinum and palladium borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Silver, platinum and palladium prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of silver and palladium by the official sector, including central banks and other governmental agencies and multilateral institutions which hold silver and palladium, levels of silver and palladium production and production costs, and short-term changes in supply and demand because of trading activities in the silver and palladium market.

Copper. Prices of copper are highly volatile and are affected by numerous factors in addition to economic activity. These include disruptions in major metal producing or consuming regions such as Latin America, the United States and Africa. Such events tend to affect metal cash settlement prices worldwide, regardless of the location of the event.

Cocoa, Soybeans, Coffee, Wheat and Sugar. The settlement prices of the first nearby cocoa futures contracts, the first nearby soybeans futures contracts, the first nearby coffee futures contracts, the first nearby wheat futures contracts and first nearby sugar futures contracts are highly volatile and are affected by numerous factors in addition to economic activity. These includes changes in supply and demand relationships; weather; agricultural, trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; and changes in interest rates. Market expectations about these events and speculative activity can also cause prices to fluctuate. Furthermore, any changes in the policies or regulations of the CBOT or ICE, as applicable, or other regulators could also affect the settlement price of the first nearby cocoa futures contracts, the first nearby soybeans futures contracts, the first nearby coffee futures contracts, the first nearby wheat futures contracts and first nearby sugar futures contracts.

Higher Future Prices of the Futures Contracts Included in the S&P GSCI Livestock Excess Return Index Relative to Their Current Prices May Decrease Your Return on the Notes. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts included in the S&P GSCI Livestock Excess Return Index approaches expiration, they are replaced by futures contracts that have a later expiration. Thus, for example, a futures contract purchased and held in November may specify an end-of-the month November expiration. As time passes, the contract expiring in November is replaced by a contract for delivery in December. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the November contract would take place at a price that is higher than the price of the December contract, thereby creating a positive “roll yield,” without necessarily being indicative of the performance of the contracts. However, backwardation will most likely not exist at all times. Moreover, the contracts included in the Basket Commodity Indices have historically traded in markets in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months (so called “contango”). The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the S&P GSCI Livestock Excess Return Index and thus the value of the notes.

The S&P GSCI Livestock Excess Return Index May Be More Volatile and Susceptible to Price Fluctuations of Commodities than a Broader Commodities Index. The S&P GSCI Livestock Excess Return Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI Excess Return Index (the “GSCI Excess Return”). In contrast to the GSCI Excess Return, which includes contracts on aluminum and agricultural commodities and non-aluminum and non-agricultural commodities as well, the S&P GSCI Livestock Excess Return Index is comprised of Designated Contracts on only a portion of the physical commodities that are actively traded. As a result, price volatility in the contracts included in the S&P GSCI Livestock Excess Return Index will likely have a greater impact on the S&P GSCI Livestock Excess Return Index, than it would on the broader GSCI Excess Return, and the S&P GSCI Livestock Excess Return Index will be more susceptible to fluctuations and declines in value of the commodities included in the S&P GSCI Livestock Excess Return Index. In addition, because the S&P GSCI Livestock Excess Return Index omit principal market sectors comprising the GSCI Excess Return, they may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

The S&P GSCI Livestock Excess Return Index May Include Contracts That Are Not Traded on Regulated Futures Exchanges. The S&P GSCI Livestock Excess Return Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). As described under “The Basket Components—Description of the S&P GSCI Livestock Excess Return Index,” however, the S&P GSCI Livestock Excess Return Index may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the S&P GSCI Livestock Excess Return Index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes that May Change in Ways that Adversely Affect the Value of the Notes. The commodity futures contracts that comprise the basket components and that underlie the Basket Commodity Indices are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. The regulation of commodity transactions in the U.S. is also subject to ongoing modification by government and judicial action. For example, the United States House of Representatives and the United States Senate have enacted legislation that requires, among other things, the CFTC to adopt rules that would subject Citigroup Funding Inc. and/or its affiliates to position limits in certain commodity futures contracts. The effects of these or any future regulatory changes on the value of the notes is impossible to predict, but could be substantial and adverse to your interests as a holder of the notes.

The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial basket value, the final basket value and the basket return percentage, and will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, may adversely affect the payment to you at maturity.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the basket components or in other instruments, such as options or swaps, based upon one or more of the basket components. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates and we have in executing, maintaining and adjusting our hedge transactions, because it could affect the value of the basket components and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Prospectus Supplement and Prospectus filed on May 12, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Market-Linked Notes Based Upon a Basket of Commodities due June 22, 2016 (the “Notes”) are securities offered by Citigroup Funding Inc. that combine characteristics of debt and commodities investments and have a maturity of approximately five years. Subject to the credit risk of Citigroup Inc., at maturity you will receive for each Note you hold an amount in cash that is equal to $1,000 per Note plus the interest payable on the maturity date.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be $2,000,000 (2,000 Notes). The Notes will mature on June 22, 2016. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of any payments due under the Notes, including the principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Payment at Maturity

The Notes will mature on June 22, 2016. Subject to the credit risk of Citigroup Inc., you will receive at maturity, for each $1,000 principal amount of Notes you hold, plus the interest payable on the Maturity Date.

Interest

Interest payable on the Notes will equal the sum of (i) the product of (a) $1,000 and (b) a fixed rate of 1.00% per annum and (ii) the product of (x) $1,000 and (y) the applicable Contingent Interest Rate which may be zero, will not be less than zero and will not be greater than 9.25% per annum. The interest will be payable annually on June 26, 2012, June 25, 2013, June 24, 2014, June 23, 2015 and the maturity date. If an Interest Payment Date falls on a day that is not a Business Day, the Interest Payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, an no additional interest will accrue as a result of such delayed payment.

The Contingent Interest Amount payable on each Interest Payment Date will be equal to the greater of (i) zero and (ii) the product of (a) $1,000 and (b) the Contingent Interest Rate applicable to such Interest Payment Date.

The applicable Contingent Interest Rate will be determined on the Valuation Date immediately preceding such Interest Payment Date and will be equal to the sum of the Weighted Component Returns of each Basket

Component. The Weighted Component Return for each Basket Component will be equal to the product of (a) the Component Return for such Basket Component and (b) 10%.

The Component Return for each Basket Component, as determined on each Valuation Date, will be equal to (i) 9.25%, if the Component Rate is greater than or equal to zero; or (ii) the greater of (a) the Component Rate and (b) negative 20%, if the Component Rate is less than zero.

The Component Rate for each Basket Component will equal the percentage change in the closing level of the Basket Component from the Pricing Date to the relevant Valuation Date, expressed as the following fraction:

Current Component Level – Initial Component Level

Initial Component Level

The Initial Copper Level equals the Closing Level of Copper on the Pricing Date, which was $9,007.00. The Initial Silver Level equals the Closing Level of Silver of the Pricing Date, which was ¢3,591.00. The Initial Platinum Level equals the Closing Level of Platinum on the Pricing Date, which was $1,749.00. The Initial Palladium Level equals the Closing Level of Palladium on the Pricing Date, which was $767.50. The Initial Soybeans Level equals the Closing Level of Soybeans on the Pricing Date, which was ¢1,330.25. The Initial Sugar Level equals the Closing Level of Sugar on the Pricing Date, which was ¢27.23. The Initial Wheat Level equals the Closing Level of Wheat on the Pricing Date, which was ¢638.25. The Initial Cocoa Level equals the Closing Level of Cocoa on the Pricing Date, which was $3,040.00. The Initial Coffee Level equals the Closing Level of Coffee on the Pricing Date, which was ¢246.20. The Initial Level of the S&P GSCI Livestock Index Excess Return equals the Closing Level of the S&P GSCI Livestock Index Excess Return on the Pricing Date, which was $218.22.

The Current Component Level of each Basket Component will equal the Closing Level of such Basket Component on each relevant Valuation Date.

The Closing Level of each Basket Component on any date of determination will be:

•

For Copper, the settlement price per ton of Cash Copper Grade A on the LME (as defined below) deliverable in two days, stated in U.S. dollars as determined by the LME and displayed on Reuters Screen page “SETTMCU01” or Bloomberg Screen page “LOCADY <CMDTY>” on that day;

•

For Silver, the afternoon silver fixing price per troy ounce of silver for delivery in London through a member of the LBMA (as defined below) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on Reuters Screen page “SIFO” or Bloomberg Screen page “SLVRLN <INDEX>” on that day;

•

For Platinum, the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the LPPM (as defined below) authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LLPM and displayed on Reuters Screen page “STBL” or Bloomberg Screen page “PLTMLNPM <INDEX>” on that day;

•

For Palladium, the afternoon fixing price per troy ounce gross of Palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. Dollars as made public by the LPPM and displayed on Bloomberg Page “PLDMLNPM <INDEX>” and Reuters Screen page “STBL” on that Pricing Date;

•

For Soybeans, the settlement price per bushel of deliverable grade soybeans on the CBOT (as defined below) of the First Nearby Futures Contract (as defined below) stated in U.S. cents, as made public by the CBOT and displayed on Reuters Screen page “Sc1” or Bloomberg Screen page “S 1 <CMDTY> CT” on that day; provided that the day is two Commodity Business Days (as defined below) prior to both the First Notice Day (as defined below) and the First Delivery Day (as defined below). After any of these dates, settlement price of the Second Nearby Futures Contract (as defined below) is referenced as displayed on Reuters Screen page “Sc2” or Bloomberg Screen page S 2 <CMDTY>;

•

For Sugar, the Settlement price per pound of deliverable grade cane sugar on the ICE (as defined below) of the First Nearby Futures Contract, stated in U.S. cents, as made public by the ICE and displayed on Bloomberg Page “SB1 <CMDTY> CT” and Reuters Screen page “0#SB:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For Wheat, the settlement price per bushel of deliverable grade wheat on the CBOT of the First Nearby Futures Contract stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “W 1 <CMDTY> CT” and Reuters Screen page “0#/W:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For Cocoa, the settlement price per metric ton of deliverable grade cocoa beans on the NYBOT of the First Nearby Futures Contract, stated in U.S. Dollars, as made public by the NYBOT and displayed on Bloomberg Page “CC1 <CMDTY> CT” and Reuters Screen page “0#CC:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For Coffee, the settlement price per pound of deliverable grade washed arabica coffee on the NYBOT of the First Nearby Futures Contract, stated in U.S. cents, as made public by the NYBOT and displayed on Bloomberg Page “KC1 <CMDTY> CT” and Reuters Screen page “0#KC:” on that Pricing Date; provided that the Pricing Date is two Commodity Business Days prior to both the First Notice Date and the Last Trade Date. After any of these dates, settlement price of the Second Nearby Futures Contract is referenced;

•

For the S&P GSCI Livestock Excess Return Index, the closing value of the S&P GSCI Livestock Excess Return Index stated in U.S. dollars, published by Standard and Poor’s, a division of the McGraw Hill Companies or its successor and displayed on Reuters Screen page “ .SPGSLVP” and Bloomberg Screen page “SPGCLVP <INDEX>” on that day.

For purposes of Soybeans, Sugar, Wheat, Cocoa and Coffee above:

•

Commodity Business Day: Any day that the relevant exchange is open for the underlying contract and that is not restricted by being locked limit up or limit down. In the case of a basket where multiple exchanges are referenced, all exchanges that are either closed or under limited trading will reference the next business day (Modified Following Convention).

•

First Notice Day for a futures contract: The first day on which a notice of intent to deliver an underlying physical commodity in fulfillment of the relevant futures contract can be made as defined by the relevant exchange (CBOT or ICE, as the case may be).

•

First Delivery Day for a futures contract: The first day on which a notice of intent to deliver an underlying physical commodity in fulfillment of the relevant futures contract can be made as defined by the relevant exchange (CBOT or ICE, as the case may be).

The Pricing Date is June 22, 2011, the date on which the notes were initially priced for sale to the public.

The Valuation Dates are June 19, 2012; June 18, 2013; June 17, 2014; June 16, 2015; and June 15, 2016.

The Interest Payment Dates are June 26, 2012; June 25, 2013; June 24, 2014; June 23, 2015; and the maturity date.

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding business day with the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Hypothetical Interest Payments

The amount of the Contingent Interest payable on each Interest Payment Date will be based on the value of the Current Component Level of each Basket Component on the respective Valuation Date. Because the value of the Current Component Level of each Basket Component may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible Contingent Interest payments. The following are six examples of hypothetical calculations of the amounts that would be payable on the specified hypothetical Interest Payment Dates and are set forth to illustrate the effect of different Current Component Levels of each of the Basket Components on the amount of the Contingent Interest payable at different periods (rounded to two decimal places).

All of the hypothetical examples assume an investment in the Notes of $1,000.00, a Fixed Interest Rate of 1.00%, a Maximum Contingent Interest Rate of 9.25% and the Floor Rate of negative 20.00%.

Example 1

Coupon Period 1

Basket Component	Initial Component Level	Current Component Level(1)	Component Rate(2)	Component Return(3)	Weighted Component Return(4)
Copper	9,007.00	9,650.36	7.14%	9.25%	0.93%
Silver	3,591.00	3,786.87	5.45%	9.25%	0.93%
Platinum	1,749.00	1,802.65	3.07%	9.25%	0.93%
Palladium	767.50	800.24	4.27%	9.25%	0.93%
Soybeans	1,330.25	1,420.95	6.82%	9.25%	0.93%
Sugar	27.23	29.95	10.00%	9.25%	0.93%
Wheat	638.25	657.02	2.94%	9.25%	0.93%
Cocoa	3,040.00	3,436.52	13.04%	9.25%	0.93%
Coffee	246.20	260.68	5.88%	9.25%	0.93%
S&P GSCI Livestock Index Excess Return	218.22	224.46	2.86%	9.25%	0.93%
Contingent Interest Rate(5):					9.25%
Contingent Interest in Dollars:					$92.50
Fixed Interest in Dollars:					$10.00
Interest per Note payable in U.S. Dollars:					$102.50

(1)	As of the Valuation Date applicable to the Interest Payment Date in the first coupon period.
(2)	Component Rate = (Current Component Level – Initial Component Level) / Initial Component Level.
(3)	Equal to (i) 9.25%, if the Component Rate is greater than or equal to zero, or (ii) the greater of the Component Rate and the Floor Rate of – 20%, if the Component Rate is less than zero.
(4)	Equal to the product of (a) the Component Return and (b) 10%.
(5)	Equal to the sum of Weighted Component Returns.

Example 2

Coupon Period 2

Basket Component	Initial Component Level	Current Component Level(1)	Component Rate(2)	Component Return(3)	Weighted Component Return(4)
Copper	9,007.00	10,293.71	14.29%	9.25%	0.93%
Silver	3,591.00	3,950.10	10.00%	9.25%	0.93%
Platinum	1,749.00	1,802.65	3.07%	9.25%	0.93%
Palladium	767.50	767.65	0.02%	9.25%	0.93%
Soybeans	1,330.25	1,251.64	-5.91%	-5.91%	-0.59%
Sugar	27.23	28.59	5.00%	9.25%	0.93%
Wheat	638.25	750.88	17.65%	9.25%	0.93%
Cocoa	3,040.00	3,330.78	9.57%	9.25%	0.93%
Coffee	246.20	246.22	0.01%	9.25%	0.93%
S&P GSCI Livestock Index Excess Return	218.22	207.62	-4.86%	-4.86%	-0.49%
Contingent Interest Rate(5):					6.32%
Contingent Interest in Dollars:					$63.23
Fixed Interest in Dollars:					$10.00
Interest per Note payable in U.S. Dollars:					$73.23

(1)	As of the Valuation Date applicable to the Interest Payment Date in the first coupon period.
(2)	Component Rate = (Current Component Level – Initial Component Level) / Initial Component Level.
(3)	Equal to (i) 9.25%, if the Component Rate is greater than or equal to zero, or (ii) the greater of the Component Rate and the Floor Rate of – 20%, if the Component Rate is less than zero.
(4)	Equal to the product of (a) the Component Return and (b) 10%.
(5)	Equal to the sum of Weighted Component Returns.

Example 3

Coupon Period 3

Basket Component	Initial Component Level	Current Component Level(1)	Component Rate(2)	Component Return(3)	Weighted Component Return(4)
Copper	9,007.00	9,907.70	10.00%	9.25%	0.93%
Silver	3,591.00	4,570.36	27.27%	9.25%	0.93%
Platinum	1,749.00	2,360.61	34.97%	9.25%	0.93%
Palladium	767.50	698.39	-9.00%	-9.00%	-0.90%
Soybeans	1,330.25	1,390.72	4.55%	9.25%	0.93%
Sugar	27.23	20.69	-24.00%	-20.00%	-2.00%
Wheat	638.25	713.34	11.76%	9.25%	0.93%
Cocoa	3,040.00	4,758.26	56.52%	9.25%	0.93%
Coffee	246.20	241.86	-1.76%	-1.76%	-0.18%
S&P GSCI Livestock Index Excess Return	218.22	249.40	14.29%	9.25%	0.93%
Contingent Interest Rate(5):					3.40%
Contingent Interest in Dollars:					$33.98

Fixed Interest in Dollars:	$10.00
Interest per Note payable in U.S. Dollars:	$43.98

(1)	As of the Valuation Date applicable to the Interest Payment Date in the first coupon period.
(2)	Component Rate = (Current Component Level – Initial Component Level) / Initial Component Level.
(3)	Equal to (i) 9.25%, if the Component Rate is greater than or equal to zero, or (ii) the greater of the Component Rate and the Floor Rate of – 20%, if the Component Rate is less than zero.
(4)	Equal to the product of (a) the Component Return and (b) 10%.
(5)	Equal to the sum of Weighted Component Returns.

Example 4

Coupon Period 4

Basket Component	Initial Component Level	Current Component Level(1)	Component Rate(2)	Component Return(3)	Weighted Component Return(4)
Copper	9,007.00	11,580.43	28.57%	9.25%	0.93%
Silver	3,591.00	5,353.85	49.09%	9.25%	0.93%
Platinum	1,749.00	2,214.68	26.63%	9.25%	0.93%
Palladium	767.50	581.99	-24.17%	-20.00%	-2.00%
Soybeans	1,330.25	1,813.98	36.36%	9.25%	0.93%
Sugar	27.23	19.47	-28.50%	-20.00%	-2.00%
Wheat	638.25	749.01	17.35%	9.25%	0.93%
Cocoa	3,040.00	2,379.13	-21.74%	-20.00%	-2.00%
Coffee	246.20	263.58	7.06%	9.25%	0.93%
S&P GSCI Livestock Index Excess Return	218.22	233.81	7.14%	9.25%	0.93%
Contingent Interest Rate(5):					0.47%
Contingent Interest in Dollars:					$4.75
Fixed Interest in Dollars:					$10.00
Interest per Note payable in U.S. Dollars:					$14.75

(1)	As of the Valuation Date applicable to the Interest Payment Date in the first coupon period.
(2)	Component Rate = (Current Component Level – Initial Component Level) / Initial Component Level.
(3)	Equal to (i) 9.25%, if the Component Rate is greater than or equal to zero, or (ii) the greater of the Component Rate and the Floor Rate of – 20%, if the Component Rate is less than zero.
(4)	Equal to the product of (a) the Component Return and (b) 10%.
(5)	Equal to the sum of Weighted Component Returns.

Example 5

Coupon Period 5

Basket Component	Initial Component Level	Current Component Level(1)	Component Rate(2)	Component Return(3)	Weighted Component Return(4)
Copper	9,007.00	12,867.14	42.86%	9.25%	0.93%
Silver	3,591.00	5,876.18	63.64%	9.25%	0.93%
Platinum	1,749.00	1,373.45	-21.47%	-20.00%	-2.00%
Palladium	767.50	556.53	-27.49%	-20.00%	-2.00%

Soybeans	1,330.25	1,904.68	43.18%	9.25%	0.93%
Sugar	27.23	33.08	21.50%	9.25%	0.93%
Wheat	638.25	749.01	17.35%	9.25%	0.93%
Cocoa	3,040.00	2,889.32	-4.96%	-4.96%	-0.50%
Coffee	246.20	227.66	-7.53%	-7.53%	-0.75%
S&P GSCI Livestock Index Excess Return	218.22	179.57	-17.71%	-17.71%	-1.77%
Contingent Interest Rate(5):					-2.40%
Contingent Interest in Dollars:					$0.00
Fixed Interest in Dollars:					$10.00
Interest per Note payable in U.S. Dollars:					$10.00

(1)	As of the Valuation Date applicable to the Interest Payment Date in the first coupon period.
(2)	Component Rate = (Current Component Level – Initial Component Level) / Initial Component Level.
(3)	Equal to (i) 9.25%, if the Component Rate is greater than or equal to zero, or (ii) the greater of the Component Rate and the Floor Rate of – 20%, if the Component Rate is less than zero.
(4)	Equal to the product of (a) the Component Return and (b) 10%.
(5)	Equal to the sum of Weighted Component Returns.

Example 6

Coupon Period 6

Basket Component	Initial Component Level	Current Component Level(1)	Component Rate(2)	Component Return(3)	Weighted Component Return(4)
Copper	9,007.00	8,234.97	-8.57%	-8.57%	-0.86%
Silver	3,591.00	2,611.64	-27.27%	-20.00%	-2.00%
Platinum	1,749.00	1,716.81	-1.84%	-1.84%	-0.18%
Palladium	767.50	654.74	-14.69%	-14.69%	-1.47%
Soybeans	1,330.25	1,269.78	-4.55%	-4.55%	-0.45%
Sugar	27.23	23.96	-12.00%	-12.00%	-1.20%
Wheat	638.25	610.09	-4.41%	-4.41%	-0.44%
Cocoa	3,040.00	2,881.39	-5.22%	-5.22%	-0.52%
Coffee	246.20	224.48	-8.82%	-8.82%	-0.88%
S&P GSCI Livestock Index Excess Return	218.22	171.46	-21.43%	-20.00%	-2.00%
Contingent Interest Rate(5):					-10.01%
Contingent Interest in Dollars:					$0.00
Fixed Interest in Dollars:					$10.00
Interest per Note payable in U.S. Dollars:					$10.00

(1)	As of the Valuation Date applicable to the Interest Payment Date in the first coupon period.
(2)	Component Rate = (Current Component Level – Initial Component Level) / Initial Component Level.
(3)	Equal to (i) 9.25%, if the Component Rate is greater than or equal to zero, or (ii) the greater of the Component Rate and the Floor Rate of – 20%, if the Component Rate is less than zero.
(4)	Equal to the product of (a) the Component Return and (b) 10%.
(5)	Equal to the sum of Weighted Component Returns.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 3.95% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0MT3.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the Calculation Agent is also an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

THE BASKET COMPONENTS

DESCRIPTION OF THE CASH SETTLEMENT PRICE OF COPPER

General

The Contingent Interest, if any, will be determined by reference to the cash settlement price of copper set by the London Metal Exchange (the “LME”). We have derived all information regarding the method by which the LME arrives at settlement prices from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the LME. We make no representation or warranty as to the accuracy or completeness of such information.

The London Metal Exchange

The LME is a non-ferrous metals market. It offers futures and options contracts for aluminum, copper, nickel, tin, zinc and lead plus two regional aluminum alloy contracts. In 2005, the LME launched the world’s first futures contracts for plastics. The LME provides a transparent forum for the trading of futures contracts for non-ferrous metals and plastics. As a result of this trading, daily prices are “discovered” and published by the LME which the physical industry around the world uses as the basis of price negotiations for the physical sale or purchase of metals or plastics.

The cash settlement prices of copper is set during the second “ring” or round of trading at the LME, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. The cash settlement prices of copper is determined at the end of the five-minute ring relating to the relevant Basket Commodity in the second ring session of the day. The cash settlement prices of copper are the last cash offer price quoted for the applicable commodity at the end of the second ring session.

Disclaimer

The Notes are not sponsored by, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in notes generally or in the Notes particularly or the ability of the LME commodity cash settlement price to track general market performance of the relevant Basket Commodity price. The LME has no obligation to take the needs of Citigroup Funding Inc. or the investors into the Notes into consideration in determining the cash settlement prices of copper. The LME is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Cash Settlement Price of Copper

The following table sets forth the high, low and period-end cash settlement price of copper for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the cash settlement price of copper are not indicative of the future performance of the cash settlement price of copper or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of copper during any period set forth below is not an indication that the cash settlement price of copper is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	$5,527.50	$4,537.00	$5,527.50
Second	8,788.00	5,561.00	7,501.00
Third	8,233.00	7,230.00	7,601.00
Fourth	7,740.00	6,290.00	6,290.00
2007
Quarter
First	6,940.00	5,225.50	6,940.00
Second	8,225.00	6,916.00	7,650.00
Third	8,210.00	6,960.00	8,165.00
Fourth	8,301.00	6,272.50	6,676.50
2008
Quarter
First	8,881.00	6,666.00	8,520.00
Second	8,884.50	7,921.00	8,775.50
Third	8,985.00	6,419.00	6,419.00
Fourth	6,379.00	2,770.00	2,902.00
2009
Quarter
First	4,078.00	3,050.50	4,035.00
Second	5,266.00	3,963.50	5,108.00
Third	6,490.50	4,821.00	6,136.00
Fourth	7,346.00	5,856.00	7,346.00
2010
Quarter
First	7,830.00	6,242.00	7,830.00
Second	7,950.50	6,091.00	6,515.00
Third	8,053.50	6,354.00	8,053.50
Fourth	9,739.50	8,085.50	9,739.50
2011
Quarter
First	10,148.00	8,980.00	9,399.50
Second (through June 22)	9,823.00	8,536.50	9,007.00

The LME cash settlement price of copper on June 22, 2011, as reported on Bloomberg Screen page “LOCADY <CMDTY>”, was $9,007.00.

DESCRIPTION OF THE SILVER PRICE

General

The Contingent Interest, if any, will be determined by reference to the official afternoon fixing price per troy ounce of silver. The official afternoon fixing price per troy ounce of silver is expressed in U.S. dollars and is for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery. Twice daily during London trading hours there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London fixing is traditionally limited to five market-making members of the LBMA. These members meet each London business day at 10:30 a.m. to determine the London morning fixing price, and at 3:00 p.m. to determine the London afternoon fixing price, at the offices of the fixing chairman.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices can decline without limitation over a period of time.

The London silver market is the principal global clearing center for over-the-counter silver transactions, including transaction in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London silver market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

Disclaimer

The Notes are not sponsored by, endorsed, sold or promoted by the LBMA or by any member thereof. The LBMA makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in notes generally or in the Notes particularly or the ability of the LBMA commodity cash settlement price to track general market performance of the relevant Basket Commodity price. The LBMA has no obligation to take the needs of Citigroup Funding Inc. or the investors into the Notes into consideration in determining the cash settlement prices of silver. The LBMA is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The LBMA has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Silver Price

The following table sets forth the high, low and period-end London PM Fix of a troy ounce of silver for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the price of silver are not indicative of the future performance of the price of silver or what the value of the Notes may be. Any historical upward or downward trend in the price of silver during any period set forth below is not an indication that the price of silver is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	¢1,175.50	¢883.00	¢1,175.50
Second	1,494.00	972.00	1,070.00
Third	1,315.00	1,052.00	1,155.00
Fourth	1,405.00	1,082.50	1,290.00

	High	Low	Period End
2007
Quarter
First	1,458.00	1,221.00	1,335.00
Second	1,409.00	1,226.00	1,254.00
Third	1,365.00	1,167.00	1,365.00
Fourth	1,582.00	1,321.00	1,476.00
2008
Quarter
First	2,092.00	1,493.00	1,799.00
Second	1,856.00	1,619.00	1,765.00
Third	1,930.00	1,066.00	1,296.00
Fourth	1,228.00	888.00	1,079.00
2009
Quarter
First	1,439.00	1,051.00	1,311.00
Second	1,597.00	1,198.00	1,394.00
Third	1,738.00	1,247.00	1,645.00
Fourth	1,918.00	1,621.00	1,699.00
2010
Quarter
First	1,884.00	1,514.00	1,750.00
Second	1,964.00	1,736.00	1,874.00
Third	2,207.00	1,755.00	2,207.00
Fourth	3,070.00	2,195.00	3,063.00
2011
Quarter
First	3,787.00	2,668.00	3,787.00
Second (through June 22)	4,870.00	3,250.00	3,591.00

The London PM Fix of a troy ounce of silver on June 22, 2011, as reported on Bloomberg Screen page “SILVERLN <INDEX>”, was ¢3,591.00.

DESCRIPTION OF THE PALLADIUM PRICE

General

The Contingent Interest, if any, will be determined by reference to the price of a troy ounce gross of palladium for delivery in Zurich. We have derived all information regarding the London PM Fix of palladium price from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the London Platinum and Palladium Market. We make no representation or warranty as to the accuracy or completeness of such information.

The London PM Fix of palladium price is set by the members of the London Platinum and Palladium Market during the afternoon session of the twice daily palladium price fix at 9:45am and 2:00 p.m. London, England time. During each session, orders are placed either with one of the fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their individual net interest at the fixing. The fixing begins with the fixing chairman suggesting a “trying price,” reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw its order. The palladium price is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the London Platinum and Palladium Market or by any member thereof. The London Platinum and Palladium Market makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in notes generally or in the Notes particularly or the ability of the London palladium price fixings to track general market performance of palladium price. The London Platinum and Palladium Market has no relationship to Citigroup Funding Inc. or the Notes. The London Platinum and Palladium Market has no obligation to take the needs of Citigroup Funding Inc. or the investors into the Notes into consideration in determining the London palladium fixings. The London Platinum and Palladium Market is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The London Platinum and Palladium Market has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Palladium Price

The following table sets forth the high, low and period-end London PM Fix of palladium price for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the price of palladium are not indicative of the future performance of the price of palladium or what the value of the Notes may be. Any historical upward or downward trend in the price of palladium during any period set forth below is not an indication that the price of palladium is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	$345.00	$261.00	$332.00
Second	404.00	282.00	312.00
Third	349.00	304.00	315.00
Fourth	333.50	295.00	323.50
2007
Quarter
First	355.25	329.00	351.75
Second	382.00	350.50	365.00
Third	370.50	320.00	343.75
Fourth	379.00	343.50	364.00
2008
Quarter
First	582.00	364.00	445.00
Second	475.00	406.00	467.00
Third	465.00	199.00	199.00
Fourth	233.00	164.00	184.00
2009
Quarter
First	222.00	179.00	215.00
Second	261.50	212.00	249.00
Third	304.00	232.00	294.00
Fourth	393.00	292.00	393.00
2010
Quarter
First	479.00	395.00	479.00
Second	571.00	419.00	446.00
Third	573.00	429.00	573.00
Fourth	797.00	565.00	797.00
2011
Quarter
First	858.00	700.00	766.00
Second (through June 22)	810.00	713.00	767.50

The London PM Fix of palladium price on June 22, 2011, as reported on Bloomberg Screen page “PLDMLNPM <INDEX>”, was $767.50.

DESCRIPTION OF THE PLATINUM PRICE

General

The Contingent Interest, if any, will be determined by reference to the price of a troy ounce gross of platinum for delivery in Zurich. We have derived all information regarding the London PM Fix of platinum price from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the London Platinum and Palladium Market. We make no representation or warranty as to the accuracy or completeness of such information.

The London PM Fix of platinum price is set by the members of the London Platinum and Palladium Market during the afternoon session of the twice daily platinum price fix which starts at 2:00 p.m. London, England time. During each session, orders are placed either with one of the fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their individual net interest at the fixing. The fixing begins with the fixing chairman suggesting a “trying price,” reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw its order. The platinum price is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the London Platinum and Palladium Market or by any member thereof. The London Platinum and Palladium Market makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in notes generally or in the Notes particularly or the ability of the London platinum price fixings to track general market performance of platinum price. The London Platinum and Palladium Market has no relationship to Citigroup Funding Inc. or the Notes. The London Platinum and Palladium Market has no obligation to take the needs of Citigroup Funding Inc. or the investors into the Notes into consideration in determining the London platinum fixings. The London Platinum and Palladium Market is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The London Platinum and Palladium Market has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Platinum Price

The following table sets forth the high, low and period-end London PM Fix of platinum price for each quarterly period from January 2, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the price of platinum are not indicative of the future performance of the price of platinum or what the value of the Notes may be. Any historical upward or downward trend in the price of platinum during any period set forth below is not an indication that the price of platinum is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	$1,084.00	$982.00	$1,076.00
Second	1,331.00	1,070.00	1,226.00
Third	1,268.00	1,127.00	1,140.00
Fourth	1,355.00	1,053.00	1,118.00
2007
Quarter
First	1,248.00	1,118.00	1,244.00
Second	1,329.00	1,235.00	1,273.00
Third	1,377.00	1,240.00	1,377.00
Fourth	1,544.00	1,353.00	1,530.00
2008
Quarter
First	2,273.00	1,531.00	2,040.00
Second	2,182.00	1,878.00	2,064.00
Third	2,075.00	1,004.00	1,004.00
Fourth	1,032.00	763.00	898.00
2009
Quarter
First	1,152.00	918.00	1,124.00
Second	1,275.00	1,076.00	1,186.00
Third	1,339.00	1,095.00	1,287.00
Fourth	1,494.00	1,269.00	1,461.00
2010
Quarter
First	1,645.00	1,475.00	1,645.00
Second	1,752.00	1,492.00	1,532.00
Third	1,662.00	1,494.00	1,662.00
Fourth	1,786.00	1,636.00	1,755.00
2011
Quarter
First	1,858.00	1,697.00	1,773.00
Second (through June 22)	1,858.00	1,727.00	1,749.00

The London PM Fix of platinum price on June 22, 2011, as reported on Bloomberg Screen page “PLTMLNPM <INDEX>”, was $1,749.00.

DESCRIPTION OF THE FIRST NEARBY WHEAT AND

FIRST NEARBY SOYBEAN FUTURES CONTRACTS

General

The Contingent Interest, if any, will be determined by reference to the settlement prices of the first nearby wheat futures contract and the first nearby soybeans futures contract, both of which are traded on the Chicago Board of Trade (the “CBOT”). We have derived all information regarding the first nearby wheat futures contracts, first nearby soybean futures contracts and the CBOT from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by the CBOT. We make no representation or warranty as to the accuracy or completeness of such information.

The Chicago Board of Trade

The Chicago Board of Trade (CBOT®), established in 1848, is a leading futures and futures-options exchange. Fifty different futures and options products are traded at the CBOT by open auction and electronically. These products include agricultural commodities, such as corn, soybeans, wheat and oats, and non-storable agricultural commodities and non-agricultural products.

The First Nearby Wheat Futures Contract

The first nearby wheat futures contract trades in units of 5,000 bushels. The contract provides for delivery of #2 soft red winter wheat at contract price and #1 soft red winter wheat at a three cent ($0.03) premium. The contract months are March, May, July, September and December. Trading in the first nearby wheat futures contract terminates on the last business day prior to the 15th calendar day of the contract month. The daily price limit for the first nearby wheat futures contract is sixty cents ($0.60) per bushel expandable to one dollar and thirty-five cents ($1.35) when the market closes at limit bid or limit offer. The last delivery date for any contract is the second business day following the last trading day of the delivery month.

The First Nearby Soybeans Futures Contract

The first nearby soybean futures contract trades on the CBOT in units of 5,000 bushels. The contract months are November, January, March, May, July and August. Trading in the first nearby soybean futures contract terminates on the business day prior to the 15th calendar day of the contract month. The daily price limit for the first nearby soybean futures contract is seventy cents ($0.70) per bushel expandable to one dollar and five cents ($1.05) and then to one dollar and sixty cents ($1.60) when the market closes at limit bid or limit offer. There shall be no price limits on the current month contract on or after the second business day preceding the first day of the delivery month. The last delivery date for any contract is the second business day following the last trading day of the delivery month.

CBOT Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the CBOT. The CBOT makes no representation or warranty, express or implied, to the investors into the Notes or any member of the public regarding the advisability of investing in notes generally or in the Notes particularly or the ability of the CBOT commodity futures prices to track general commodity market performance. The CBOT has no relationship to us and the CBOT commodity futures prices are determined, composed and calculated by the CBOT without regard to Citigroup Funding Inc. or to the Notes. The CBOT has no any obligation to take the needs of Citigroup Funding Inc. or the investors into the Notes into consideration in determining, composing or calculating any CBOT commodity futures settlement price. The CBOT is not responsible for and have not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation pursuant to which cash amounts are payable on the Notes in addition to the principal amount. The CBOT has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The CBOT does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe market and/or sell the Notes, or (ii) the CBOT commodity futures prices used in computing the return on the Notes. The CBOT makes no warranty, express or implied, as to results to be obtained by Citigroup Funding Inc. or any other person or entity from the use of the warranties, and hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the CBOT commodity futures prices used in computing the return on the Notes and are not liable for any error or omission in any price used in connection with the Notes. Without limiting any of the foregoing, in no event shall the CBOT have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

Historical Data on the First Nearby Wheat Futures Contract

The following table sets forth the high, low and period-end settlement price of the first nearby wheat futures contract traded on the CBOT for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the first nearby wheat futures contract are not indicative of the future performance of the first nearby wheat futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the first nearby wheat futures contract during any period set forth below is not an indication that the settlement price of the first nearby wheat futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	¢376.00	¢322.50	¢347.75
Second	426.25	342.00	371.50
Third	445.50	359.75	443.00
Fourth	542.50	439.50	501.00
2007
Quarter
First	501.00	438.00	438.00
Second	609.00	419.00	582.00
Third	939.00	569.50	939.00
Fourth	973.50	748.00	885.00
2008
Quarter
First	1,280.00	882.50	929.00
Second	974.25	743.50	843.50
Third	897.25	668.00	680.00
Fourth	669.75	457.75	610.75
2009
Quarter
First	643.50	490.25	532.75
Second	674.50	504.50	511.25
Third	549.25	429.00	457.50
Fourth	574.75	441.25	541.50

	High	Low	Period End
2010
Quarter
First	572.50	450.50	450.50
Second	501.00	428.00	464.75
Third	785.75	484.00	674.00
Fourth	799.25	626.25	794.25
2011
Quarter
First	886.00	662.00	763.25
Second (through June 22)	826.00	638.25	638.25

The settlement price of the first nearby wheat futures contract traded on the CBOT on June 22, 2011, as quoted on Bloomberg Screen page W1 <CMDTY> CT, was ¢638.25.

Historical Data on the First Nearby Soybeans Futures Contract

The following table sets forth the high, low and period-end settlement price of the first nearby soybeans futures contract traded on the CBOT for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the first nearby soybeans futures contract are not indicative of the future performance of the first nearby soybeans futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the soybeans futures contract during any period set forth below is not an indication that the settlement price of the soybeans futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	¢621.00	¢562.00	¢571.50
Second	609.00	555.25	594.75
Third	608.50	527.25	547.50
Fourth	688.00	542.50	683.50
2007
Quarter
First	783.75	653.50	761.25
Second	855.25	709.75	850.00
Third	1,009.00	799.25	991.25
Fourth	1,220.75	925.50	1,199.00
2008
Quarter
First	1,544.50	1,189.50	1,197.25
Second	1,605.00	1,211.00	1,605.00
Third	1,658.00	1,045.00	1,045.00
Fourth	1,053.00	783.50	972.25

	High	Low	Period End
2009
Quarter
First	1,037.50	848.50	952.00
Second	1,267.00	952.00	1,226.25
Third	1,258.50	913.50	927.00
Fourth	1,060.50	885.00	1,039.75
2010
Quarter
First	1,052.25	908.00	941.00
Second	1,004.25	930.50	948.50
Third	1,128.50	953.50	1,106.75
Fourth	1,393.75	1,054.00	1,393.75
2011
Quarter
First	1,451.00	1,270.00	1,410.25
Second (through June 22)	1,414.50	1,319.75	1,330.25

The settlement price of the first nearby soybeans futures contract traded on the CBOT on June 22, 2011, as quoted on Bloomberg Screen page S1 <CMDTY>, was ¢1,330.25.

DESCRIPTION OF THE FIRST NEARBY COCOA, FIRST NEARBY COFFEE AND

FIRST NEARBY SUGAR FUTURES CONTRACTS

General

The Contingent Interest, if any, will be determined by reference to the settlement prices of the first nearby cocoa futures contract, the first nearby coffee futures contract and the first nearby sugar futures contract, each of which are traded on the IntercontinentalExchange, Inc. (the “ICE”). We have derived all information regarding the first nearby cocoa futures contracts, first nearby coffee futures contracts and first nearby sugar futures contracts and the ICE from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by the ICE. We make no representation or warranty as to the accuracy or completeness of such information.

The Intercontinental Exchange

In May 2000, IntercontinentalExchange, Inc. (“ICE”), was established, with its founding shareholders representing some of the world’s largest energy companies and global banks. ICE’s mission was to transform over-the-counter energy markets by providing an open, accessible, around-the-clock electronic energy marketplace to a previously fragmented and opaque market. ICE offered the energy community price transparency, more efficiency, greater liquidity and lower costs than manual trading, such as voice or floor markets. In June 2001, ICE expanded its business into futures trading by acquiring the International Petroleum Exchange (the “IPE”), now ICE Futures Europe, which operated Europe’s leading regulated energy futures exchange. Since 2003, ICE has partnered with the Chicago Climate Exchange to host its electronic marketplace. In April 2005, the entire ICE portfolio of energy futures became fully electronic. In November 2005, ICE completed its IPO on the New York Stock Exchange (NYSE) under the ticker ICE. In January 2007, ICE acquired the New York Board of Trade, now ICE Futures U.S. Today, its futures contracts for soft commodities, including sugar and coffee, are listed on the ICE platform.

ICE Futures U.S.

ICE Futures U.S. is based in New York and is a leading global soft commodity futures and options exchange, with markets for sugar, cotton, coffee, cocoa and orange juice. ICE Futures U.S. is also the exclusive venue for trading Russell 1000® and Russell 2000® index futures and options contracts as well as contracts based on the ICE U.S. Dollar Index. ICE Futures U.S. offers a range of trading and risk management services across soft commodities, equity indexes and foreign exchange (FX), and its electronic trading platform brings market access and transparency to participants around the world.

ICE Futures U.S. is a designated contract market pursuant to the Commodity Exchange Act of 1936, as amended, and, as such, is regulated by the CFTC.

The First Nearby Cocoa Futures Contract

The first nearby cocoa futures contract trades on the ICE in units of 10 metric tons. The contract months are March, May, July, September and December. There is no daily price limit. The first notice day is the 10th business day prior to the first business day of the expiring contract month.

The First Nearby Coffee Futures Contract

The first nearby coffee futures contract trades on the ICE in units of 37,500 pounds. The contract months are March, May, July, September and December. The daily price limit for the first nearby coffee futures contract is six cents ($0.06) per pound with variable limits effective under certain conditions. There is no daily price limit. The first notice day is seven business days prior to the first business day of the delivery month.

The First Nearby Sugar Futures Contract

The first nearby sugar futures contract trades on the ICE in units of 112,000 pounds (50 long tons) of deliverable-grate sugar cane expressed in U.S. cents per pound. The contract months are March, May, July and October. There is no daily price limit. The first notice date is the first business day after the last trading day.

ICE Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the ICE. The ICE makes no representation or warranty, express or implied, to the investors into the Notes or any member of the public regarding the advisability of investing in notes generally or in the Notes particularly or the ability of the ICE commodity futures prices to track general commodity market performance. The ICE has no relationship to Citigroup Funding Inc. and the ICE commodity futures prices are determined, composed and calculated by the ICE without regard to Citigroup Funding Inc. or to the Notes. The ICE has no any obligation to take the needs of Citigroup Funding Inc. or the needs of the investors of the Notes into consideration in determining, composing or calculating any ICE commodity futures settlement price. The ICE is not responsible for and have not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation pursuant to which cash amounts are payable on the Notes in addition to the principal amount. The ICE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The ICE does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe market and/or sell the Notes, or (ii) the ICE commodity futures prices used in computing the return on the Notes. The ICE makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the warranties, and hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the ICE commodity futures prices used in computing the return on the Notes and are not liable for any error or omission in any price used in connection with the Notes. Without limiting any of the foregoing, in no event shall the ICE have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

Historical Data on the First Nearby Cocoa Futures Contract

The following table sets forth the high, low and period-end settlement price of the first nearby cocoa futures contract traded on the ICE for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the first nearby cocoa futures contract are not indicative of the future performance of the first nearby cocoa futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the first nearby cocoa futures contract during any period set forth below is not an indication that the settlement price of the first nearby cocoa futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	$1,598.00	$1,424.00	$1,489.00
Second	1,646.00	1,418.00	1,646.00
Third	1,729.00	1,393.00	1,472.00
Fourth	1,691.00	1,406.00	1,635.00

	High	Low	Period End
2007
Quarter
First	1,953.00	1,578.00	1,953.00
Second	2,054.00	1,815.00	2,054.00
Third	2,128.00	1,773.00	2,036.00
Fourth	2,246.00	1,816.00	2,035.00
2008
Quarter
First	2,922.00	2,097.00	2,321.00
Second	3,275.00	2,230.00	3,245.00
Third	3,360.00	2,547.00	2,558.00
Fourth	2,672.00	1,912.00	2,665.00
2009
Quarter
First	2,832.00	2,242.00	2,605.00
Second	2,813.00	2,297.00	2,487.00
Third	3,170.00	2,442.00	3,140.00
Fourth	3,498.00	3,001.00	3,289.00
2010
Quarter
First	3,461.00	2,787.00	2,969.00
Second	3,229.00	2,812.00	2,894.00
Third	3,165.00	2,562.00	2,814.00
Fourth	3,068.00	2,714.00	3,035.00
2011
Quarter
First	3,774.00	2,830.00	2,952.00
Second (through June 22)	3,390.00	2,863.00	3,040.00

The settlement price of the first nearby cocoa futures contract traded on the ICE on June 22, 2011, as quoted on Bloomberg Screen page CC1 <CMDTY> CT, was $3,040.00.

Historical Data on the First Nearby Coffee Futures Contract

The following table sets forth the high, low and period-end settlement price of the first nearby coffee futures contract traded on the ICE for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the first nearby coffee futures contract are not indicative of the future performance of the first nearby coffee futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the first nearby coffee futures contract during any period set forth below is not an indication that the settlement price of the first nearby coffee futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	¢124.30	¢103.65	¢107.00
Second	112.90	94.60	99.50
Third	108.20	94.05	107.65
Fourth	128.90	101.85	126.20
2007
Quarter
First	125.00	107.60	109.25
Second	117.40	101.35	111.00
Third	133.15	107.05	128.65
Fourth	139.30	118.90	136.20
2008
Quarter
First	165.40	127.40	127.40
Second	151.25	128.40	150.90
Third	153.45	126.45	130.45
Fourth	129.10	101.60	112.05
2009
Quarter
First	122.50	103.55	115.75
Second	142.25	111.65	117.30
Third	138.05	112.30	127.80
Fourth	148.20	126.70	135.95
2010
Quarter
First	145.35	127.70	136.15
Second	167.00	129.00	164.20
Third	193.70	155.50	183.05
Fourth	240.50	172.50	240.50
2011
Quarter
First	294.40	230.70	264.15
Second (through June 22)	304.90	243.75	246.20

The settlement price of the first nearby coffee futures contract traded on the ICE on June 22, 2011, as quoted on Bloomberg Screen page KC1 <CMDTY> CT, was ¢246.20.

Historical Data on the First Nearby Sugar Futures Contract

The following table sets forth the high, low and period-end settlement price of the first nearby sugar futures contract traded on the CBOT for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. These historical data on the first nearby sugar futures contract are not indicative of the future performance of the first nearby sugar futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the sugar futures contract during any period set forth below is not an indication that the settlement price of the sugar futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2006
Quarter
First	¢19.30	¢14.18	¢17.90
Second	18.33	14.71	15.79
Third	17.16	9.75	10.85
Fourth	12.58	10.89	11.75
2007
Quarter
First	11.51	9.85	9.88
Second	9.98	8.45	9.07
Third	10.33	9.09	9.56
Fourth	11.07	9.70	10.82
2008
Quarter
First	15.02	10.73	11.69
Second	12.67	9.52	12.04
Third	14.19	11.65	12.36
Fourth	13.93	10.57	11.81
2009
Quarter
First	13.70	11.43	12.67
Second	16.93	12.22	16.81
Third	24.39	16.96	24.12
Fourth	27.26	21.24	26.95

	High	Low	Period End
2010
Quarter
First	29.90	16.57	16.59
Second	18.03	13.67	18.03
Third	26.84	16.28	25.30
Fourth	34.39	22.99	32.12
2011
Quarter
First	35.31	25.65	27.11
Second (through June 22)	28.00	20.47	27.23

The settlement price of the first nearby sugar futures contract traded on the ICE on June 22, 2011, as quoted on Bloomberg Screen page SB1 <CMDTY>, was ¢27.23.

DESCRIPTION OF THE S&P GSCI LIVESTOCK EXCESS RETURN INDEX

The Contingent Interest, if any, will be determined by reference to the closing value of the S&P GSCI Livestock Excess Return Index. All information contained in this pricing supplement on the S&P GSCI Livestock Excess Return Index is derived from Goldman Sachs & Co. (“Goldman Sachs”), Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (the “Index Sponsor,” also referred to herein as “S&P”) or other publicly available sources. Such information reflects the policies of the Index Sponsor as stated in such sources, and such policies are subject to change by the Index Sponsor. Neither Citigroup Funding Inc. nor Goldman Sachs assumes any responsibility for the accuracy or completeness of such information. The Index Sponsor is under no obligation to continue to publish the S&P GSCI Livestock Excess Return Index and may discontinue publication of the S&P GSCI Livestock Excess Return Index at any time.

General

S&P GSCI Livestock Excess Return Index is a sub-index of the S&P Goldman Sachs Commodity Index (the “GSCI”), formerly known as the Goldman Sachs Commodity Index, and the S&P GSCI Excess Return, formerly known as the GSCI Excess Return (the “GSCI Excess Return”). The GSCI Excess Return is a sub-index of the GSCI. The GSCI Excess Return reflects the returns of the S&P GSCI Spot Index (which is based on the price levels of the futures contracts included in the GSCI) plus any excess return resulting from the discount or premium obtained by “rolling” forward to nearby futures contracts as the hypothetical positions in the futures contracts included in the GSCI approach delivery. The GSCI, the GSCI Excess Return and the S&P GSCI Livestock Excess Return Index are proprietary indices that Goldman Sachs developed. Effective February 8, 2007, Goldman Sachs Group, Inc. (the “Goldman Group”) completed a transaction with the Index Sponsor by which the Goldman Group sold to the Index Sponsor all of the rights of the Goldman Group in the GSCI and related indices, including the S&P GSCI Livestock Excess Return Index.

The GSCI is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The GSCI is also calculated primarily on a world-production weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures markets. There is no limit on the number of contracts that may be included in the GSCI. The S&P GSCI Livestock Excess Return Index is designed as a benchmark for investment in the livestock commodity markets and as a measure of livestock commodity market performance over time and is calculated primarily on a world-production weighted basis. Goldman Sachs began publishing the GSCI and its indices and sub-indices in 1991 and calculated the historical value of the GSCI and related indices beginning on January 2, 1970. The GSCI and the GSCI Excess Return have been normalized to a value of 100 on January 2, 1970.

The Index Sponsor calculates and publishes the value of the GSCI and the S&P GSCI Livestock Excess Return Index. These calculations are performed continuously on each business day. Quotations for the GSCI and the S&P GSCI Livestock Excess Return Index may be found on Bloomberg. In addition, a number of other data vendors publish GSCI quotations. The Index Sponsor publishes an official daily settlement price for the GSCI and the S&P GSCI Livestock Excess Return Index on each day on which the offices of the Index Sponsor in New York are open for business between 4:00 p.m. and 6:00 p.m., New York time.

The Index Committee and Advisory Panel

The Index Sponsor has established an Index Committee consisting of five members, with three appointed by S&P and two appointed by Goldman Sachs, to oversee the daily management and operation of the GSCI, the index rules that govern the GSCI, and the annual rebalancing of the GSCI. At each meeting, the Index Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. The Index Sponsor has also established an Advisory Panel, consisting of a number of industry and investment leaders drawn from organizations that use the GSCI or which are active participants or observers of the global commodities markets, to assist it in connection with the operation of the GSCI. The Advisory Panel meets on an annual basis and at other times upon the request of the Index Committee. The principal purpose of the Advisory Panel is to advise the Index Committee with respect to, among other things, the calculation of the GSCI, the effectiveness of the GSCI as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the GSCI. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the GSCI are made by the Index Committee.

Composition of the GSCI

Contract Eligibility

There are currently twenty-four commodities which meet the eligibility requirements for the GSCI. In order to be included in the GSCI, a contract must satisfy the following eligibility criteria:

The contract must: be in respect of a physical commodity and not a financial commodity; have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and the exchange, facility or platform, referred to as a trading facility, on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (as discussed below) included in the GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (as discussed below).

The commodity must be the subject of a contract that: is denominated in U.S. dollars; is traded on a trading facility that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that: makes price quotations generally available to its members or participants (and, if the Index Sponsor is not such a member or participant, to the Index Sponsor) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time; makes reliable trading volume information available to the Index Sponsor with at least the frequency required by the Index Sponsor to make the monthly determinations; accepts bids and offers from multiple participants or price providers (i.e., it must not be a single-dealer platform); is accessible by a sufficiently broad range of participants; and with respect to inclusion within the S&P GSCI Brent Crude Oil Excess Return Index or S&P GSCI Livestock Excess Return Index, a contract must be in respect of a Brent crude oil commodity or livestock commodity, respectively.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI. In appropriate circumstances, however, the Index Sponsor, in consultation with the Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if the Index Sponsor is not such a member or participant, to the Index Sponsor) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the GSCI, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is not included in the GSCI at the time of determination and that is based on a commodity that is not represented in the GSCI at such time must, in order to be added to the GSCI at such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

A contract that is already included in the GSCI at the time of determination and that is the only contract on the relevant commodity included in the GSCI must, in order to continue to be included in the GSCI after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

A contract that is not included in the GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI at such time must, in order to be added to the GSCI at such time, have a total dollar value traded, over the relevant period, and annualized of at least U.S. $30 billion.

A contract that is already included in the GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI at such time must, in order to continue to be included in the GSCI after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

A contract that is already included in the GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (as defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the GSCI and each contract’s percentage of the total is then determined.

A contract that is not included in the GSCI at the time of determination must, in order to be added to the GSCI at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the GSCI attributable to such commodity exceeding the level specified by the GSCI methodology as described below under “Contract Quantity.”

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the GSCI attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the GSCI, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the GSCI attributable to it.

The Index Sponsor, in consultation with the Index Committee, may exclude from the GSCI a contract that otherwise satisfies the criteria and conditions for inclusion if, in its reasonable judgment, the contract’s trading window is insufficient to support the tradability of the GSCI.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the GSCI, the GSCI Excess Return and the S&P GSCI Livestock Excess Return Index has been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the GSCI methodology now provides for the inclusion of contracts, such as swaps and forward contracts, traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. The Index Sponsor, in consultation with its Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the GSCI methodology, in advance of their effectiveness.

Contract Quantity

The quantity of each of the contracts included in the GSCI is determined on the basis of a five-year average (referred to as the world production average) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, the Index Sponsor, in consultation with its Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data.

The five-year moving average is updated annually for each commodity included in the GSCI, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, the Index Sponsor performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the GSCI will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, the Index Sponsor reevaluates the composition of the GSCI, in consultation with the Index Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the GSCI. Commodities included in the GSCI which no longer satisfy such criteria, if any, will be deleted.

The Index Sponsor, in consultation with the Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the GSCI are necessary or appropriate in order to assure that the GSCI represents a measure of commodity market performance. The Index Sponsor has the discretion to make any such modifications, in consultation with the Index Committee.

Contract Expirations

Because the GSCI comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI for each commodity during a given year are designated by the Index Sponsor, in consultation with the Index Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by the Index Sponsor. If a trading facility ceases trading in all contract expirations relating to a particular contract, the Index Sponsor may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the GSCI. If that timing is not practicable, the Index Sponsor will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI Livestock Excess Return Index

The S&P GSCI Livestock Excess Return Index is calculated on the basis of the contract daily return. The contract daily return on any given business day is equal to the total dollar weight of the S&P GSCI Livestock Excess Return Index on such business day divided by the total dollar weight of the S&P GSCI Livestock Excess Return Index on the preceding business day, minus one.

On any given day, the total dollar weight of the S&P GSCI Livestock Excess Return Index is the sum for each component commodity of: the daily contract reference price, multiplied by the appropriate CPWs; and during a roll period, multiplied by the appropriate “roll weights” (as discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the Index Sponsor, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, the Index Sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI also takes place over a period of days at the beginning of each month (referred to as the roll period). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: no daily contract reference price is available for a given contract expiration; any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”); the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, the Index Sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the Index Sponsor will revise the portion of the roll accordingly; or trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

The value of the S&P GSCI Livestock Excess Return Index on any business day is equal to the product of (1) the value of the S&P GSCI Livestock Excess Return Index on the immediately preceding business day multiplied by (2) one plus the contract daily return on the business day on which the calculation is made.

License Agreement Between the Index Sponsor and Citigroup Funding Inc.

S&P and Citigroup Global Markets, an affiliate of Citigroup Funding Inc., have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Notes. The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement:

“THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P. S&P MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE BENEFICIAL OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN NOTES GENERALLY OR IN THE NOTES PARTICULARLY. S&P’S ONLY RELATIONSHIP TO CITIGROUP FUNDING INC. IS THE LICENSING OF CERTAIN TRADEMARKS, TRADE NAMES AND SERVICE MARKS OF S&P AND OF THE S&P LIVESTOCK EXCESS RETURN, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO CITIGROUP FUNDING INC. OR THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF CITIGROUP FUNDING INC. OR THE BENEFICIAL OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P LIVESTOCK EXCESS RETURN INDEX. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE NOTES.”

Historical Data on the S&P GSCI Livestock Excess Return Index

The following table sets forth the high, low and period-end Closing Values of the S&P GSCI Livestock Excess Return Index for each quarterly period from January 3, 2006 through June 22, 2011 (rounded to two decimal places). Citigroup Funding obtained the data reflected below from Bloomberg without independent verification. The historical Closing Values of the S&P GSCI Livestock Excess Return Index set forth below should not be taken as an indication of future performance of the S&P GSCI Livestock Excess Return Index.

	High	Low	Period End
2006
Quarter
First	$417.14	$344.29	$344.29
Second	388.87	337.91	384.00
Third	407.77	368.61	383.28
Fourth	389.16	362.15	371.83
2007
Quarter
First	395.95	365.11	383.47
Second	389.40	363.73	367.97
Third	397.97	361.64	361.64
Fourth	354.00	323.29	324.72
2008
Quarter
First	323.56	275.90	275.90
Second	310.00	273.25	297.57
Third	306.33	272.61	272.70
Fourth	271.32	226.78	232.17

	High	Low	Period End
2009
Quarter
First	240.35	211.12	215.22
Second	222.42	194.39	205.29
Third	212.20	188.91	193.40
Fourth	201.69	187.48	199.16
2010
Quarter
First	214.44	194.13	213.02
Second	219.98	201.38	206.96
Third	220.03	204.75	214.20
Fourth	219.75	203.10	219.75
2011
Quarter
First	235.93	214.76	235.93
Second (through June 22)	235.98	198.94	218.22

The Closing Value of the S&P GSCI Livestock Excess Return Index on June 22, 2011, as quoted on Bloomberg Screen page “SPGCLVP” <INDEX>”, was $218.22.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations material to the purchase, ownership and disposition of the Notes. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is a holder or a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

Investors should consult their own tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders

Payments of Interest. All payments of interest made in respect of the Notes will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received (in accordance with such U.S. Holder’s method of accounting).

Purchase, Sale and Retirement of Notes. Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued stated interest, which will be taxable as such) and the U.S. Holder’s tax basis in such Note. A U.S. Holder’s initial tax basis in a Note generally will equal the cost of such Note to such holder. Gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the Internal Revenue Service (the “IRS”) relating to interest paid to or accrued by a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such interest if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-U.S. Holders

A holder or beneficial owner of Notes that is not a U.S. Holder (a “Non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on interest on the Notes, provided that the Non-U.S. Holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or otherwise satisfies applicable documentation requirements and the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, is not attributable to a United States permanent establishment).

Any gain realized on the sale of Notes by a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding tax unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, where a tax treaty applies, is attributable to a United States permanent establishment), (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, or (iii) to the extent any such gain represents accrued but unpaid interest, in which case the rules applicable to interest would apply.

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding tax or information reporting with respect to interest, on the Notes if the Non-U.S. Holder provides an IRS Form W-8BEN (or a successor form) with respect to such interest.

U.S. Federal Estate Tax

A Note beneficially owned by a non-U.S. Holder who at the time of death is neither a resident nor citizen of the United States should not be subject to U.S. federal estate tax.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $2,000,000 principal amount of the Notes (2,000 Notes) for $990 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers at the public offering price less a fixed selling concession of $10 per Note. Citigroup Global Markets will pay this fixed selling concession to selected dealers and their financial advisors collectively. Certain broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. And Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission of $10 per Note they sell. Selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $10 for each Note they sell. Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $10 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer.

If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986,a s amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

VALIDITY OF THE NOTES

In the opinion of Douglas C. Turnbull, Associate General Counsel — Capital Markets and Corporate Reporting of the Guarantor and counsel to the Citigroup Funding Inc., when the Notes offered by this pricing supplement have been executed and issued by the Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes and related guarantee will be legal, valid and binding obligations of the Citigroup Funding Inc. and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to the Citigroup Funding Inc.’s Registration Statement on Form S-3 (No. 333-172554).

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

2,000 Market-Linked Notes Based

Upon a Basket of Commodities

Due June 22, 2016

($1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

June 22, 2011

(Including Prospectus Supplement dated

May 12, 2011 and Prospectus dated

May 12, 2011)